Exhibit 99.1

News Release	CORPORATION

7140 Office Circle
P.O. Box 15600
Evansville, IN 47716-0600

	Investor Relations Contact:	Todd Taylor
	Phone:	(812) 962-5105

	Media Contact:	Eva Schmitz
	Phone:	(812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation Reports First Quarter Results for 2010

EVANSVILLE, Ind. — May 12, 2010 — Accuride Corporation (OTCBB:  ACUZ), a leading manufacturer and supplier of commercial vehicle components, today announced its financial results for the first quarter ended March 31, 2010.

Net sales in first quarter of 2010 were $169.0 million compared with $143.6 million in the prior year.  The increase in sales was primarily the result of the increase in demand in the commercial vehicle industry.  In 2010, the Company reported a net loss of $2.2 million compared to a net loss of $31.1 million in 2009.  The net loss in 2010 was impacted by $8.8 million in costs which included $59.3 million in restructuring benefits which was partially offset by $50.6 million of non-cash valuation charges related to the convertible notes.

Industry Overview

During first quarter of 2010, production across all three major segments Accuride supplies increased from the same period in 2009.  Class 8 production rose approximately 23 percent year-over-year and Class 5-7 and U.S. Trailer rose 16 percent and 18.5 percent, respectively.  Much of the increased production can be attributed to the 2010 EPA emissions mandate as some OEMs built a surplus of units with premandate engines.

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The economy continues to show improvement as GDP increased by 3.2 percent in the first quarter of 2010 following a 5.6 percent increase in the fourth quarter of 2009.  Other indicators continue to show positive growth.

•                  The housing market continues to improve with housing starts in March increasing to 626,000, or 20 percent above 2009 levels.  Housing starts are now at their highest level since November 2008 and have increased for the third consecutive month compared to the previous year.

•                  The Institute for Supply Management (ISM) Index continued to expand with a reading of 59.6 for March.  The improvement puts the index at its highest level since 2004.

•                  March retail sales were up 7.6 percent year-over-year as consumer confidence continues to improve.

Although the economy appears to be in the early stages of recovery, commercial vehicle industry analysts continue to forecast only a modest improvement over 2009 levels as excess capacity in the trucking industry still needs to be depleted before significant improvements in commercial vehicle demand can be expected.

Fresh-Start Reporting

Upon our emergence from Chapter 11 bankruptcy proceedings on February 26, 2010, we adopted fresh-start accounting in accordance with the provisions of ASC 852 Reorganizations (ASC 852), pursuant to which the midpoint of the range of our reorganization value was allocated to our assets and liabilities in conformity with the procedures specified by ASC 805, “Business Combinations.”

The results for the one-month period ended March 31, 2010 (references to the Company for such period, the “Successor”) and the results for the two-month period ended February 26, 2010 (references to the Company for such periods, the “Predecessor”) are presented separately.  This presentation is required by GAAP, as the Successor is considered to be a new entity for financial reporting purposes, and the results of the Successor reflect the application of fresh-start reporting.  Accordingly, the Company’s financial statements after February 26, 2010, are not comparable to its financial statements for any period prior to its emergence from Chapter 11.  For illustrative purposes in this earnings release, the Company has combined the Successor and Predecessor results to derive combined results for the three-month periods ended March 31, 2010.  However, because of various adjustments to the consolidated financial statements in connection with the application of fresh-start reporting, including asset valuation adjustments, liability adjustments and recognition of cancellation of indebtedness income, the results of operations for the Successor are not comparable to those of the Predecessor.  The financial information accompanying this earnings release provides the Successor and Predecessor GAAP results for the applicable periods, along with the combined results described above.

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Three Months Operating Results

	Combined		Predecessor
	Three Months Ended March 31,
	2010		2009

Net sales:
Wheels	$62,140	36.8%	$56,885	39.6%
Components	92,387	54.7%	74,056	51.6%
Other	14,446	8.5%	12,635	8.8%
Total net sales	168,973	100.0%	143,576	100.0%

Total gross profit	10,082	6.0%	40	0.0%

Loss from operations	(1,879)	(1.1)%	(12,184)	(8.5)%

Net loss	$(2,226)	(1.3)%	$(31,055)	(21.6)%

Net sales for the first quarter of 2010 were $169.0 million compared to net sales of $143.6 million in the first quarter of 2009, an increase of 17.7 percent.  The increase in net sales is primarily a result of increased demand in the commercial vehicle industry and related aftermarket.  Sales increased in the Wheels and Components segments by 9.2 percent and 24.8 percent, respectively.

In 2010, Gross profit increased to $10.1 million, or 6.0 percent of net sales, from essentially breakeven in the first quarter of 2009.  Gross profit improved compared to the prior year due primarily to higher industry demand and restructuring and other operating improvements.

Liquidity & Debt

Adjusted EBITDA was $13.4 million for the first quarter of 2010, compared to $3.5 million for the same period in 2009.  The purpose and reconciliation of Adjusted EBITDA for the Company to the most directly comparable GAAP measure is set forth in the accompanying schedules.  The improvement in Adjusted EBITDA reflects the benefits of the Company’s cost reduction efforts.

As of March 31, 2010, the Company had cash of $56.9 million and total debt of $645.2 million including a $309.0 million term loan and $140.0 million of convertible notes with a market valuation of $336.2 million.  The change in cash balances in 2010 was negatively impacted by approximately $19.3 million related to reorganization items.

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Company Outlook

“Our results were slightly ahead of our expectations as we benefited from elevated production levels as our customers continued to build trucks with premandate engines and a steady improvement of aftermarket demand.  In addition, sentiment in the industry seems to have turned more positive due the continued strength of the economy and freight, the rebound of the aftermarket and recent new truck and trailer order trends,” stated Bill Lasky, Accuride’s President, CEO, and Chairman of the Board.  “However, industry forecasts still expect production to taper off in the second or third quarter before rebounding in the fourth quarter so we are cautiously optimistic about the remainder of the year.  We currently expect 2010 Class 8 production levels to be in the range of 130,000 to 140,000 units and our Adjusted EBITDA to be in the range of $60 to $70 million.”

The Company will conduct a conference call to review its first quarter results on Wednesday, May 12, 2010, at 1:00 p.m. Central Time.  The phone number to access the conference call is (866) 831-6272 in the United States, or (617) 213-8859 internationally, access code 63730983.  The conference call will be accompanied by a slide presentation, which can be accessed through the investor relations section of the Company’s web site.  A replay will be available beginning May 12, 2010, at 4 p.m. Central Time, continuing to May 19, 2010, by calling (888) 286-8010 in the United States, or (617) 801-6888 internationally, access code 53757055.  The financial results for the three-month period ended March 31, 2010, will also be archived at http://www.accuridecorp.com.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride®, Gunite®, ImperialTM, Bostrom®, FabcoTM, BrillionTM, and Highway Original®.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Forward-looking statements

Statements contained in this news release that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding Accuride’s expectations, hopes, beliefs and intentions with respect to future results.  Such statements are subject to the impact on Accuride’s business and prospects generally of, among other factors, market demand in the commercial vehicle industry, general economic, business and financing conditions, labor relations, governmental action, competitor pricing activity, expense volatility and other risks detailed from time to time in Accuride’s Securities and Exchange Commission filings, including those described in Item 1A of Accuride’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009. Any forward-looking statement reflects only Accuride’s belief at the time the statement is made. Although Accuride believes that the expectations reflected in these forward-looking statements are reasonable, it cannot guarantee its future results, levels of activity, performance or achievements.  Except as required by law, Accuride undertakes no obligation to update any forward-looking statements to reflect events or developments after the date of this news release.

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ACCURIDE CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(UNAUDITED)

	Historical Results
	Combined	Successor	Predecessor
(In thousands except per share data)	Three Months Ended March 31, 2010	Period from February 26 to March 31, 2010	Period from January 1 to February 26, 2010	Three Months Ended March 31, 2009

NET SALES	$168,973	$64,914	$104,059	$143,576
COST OF GOODS SOLD	158,891	59,314	99,577	143,536
GROSS PROFIT	10,082	5,600	4,482	40
OPERATING EXPENSES:
Selling, general and administrative	11,961	4,366	7,595	12,224
INCOME (LOSS) FROM OPERATIONS	(1,879)	1,234	(3,113)	(12,184)
OTHER INCOME (EXPENSE):
Interest income	66	12	54	219
Interest expense	(11,055)	(3,505)	(7,550)	(13,522)
Loss on extinguishment of debt	—	—	—	(5,389)
Non-cash valuation charge — Convertible Notes	(50,601)	(50,601)	—	—
Other income (loss), net	240	(326)	566	811
LOSS BEFORE REORGANIZATION ITEMS AND INCOME TAXES	(63,229)	(53,186)	(10,043)	(30,065)
Reorganization Items	(59,311)	—	(59,311)	—
INCOME (LOSS) BEFORE INCOME TAXES	(3,918)	(53,186)	49,268	(30,065)
INCOME TAX PROVISION (BENEFIT)	(1,692)	(158)	(1,534)	990
NET INCOME (LOSS)	$(2,226)	$(53,028)	$50,802	$(31,055)
Weighted average common shares outstanding—basic		126,295	47,572	36,169
Basic income (loss) per share		$(0.42)	$1.07	$(0.86)
Weighted average common shares outstanding—diluted		126,295	47,572	36,169
Diluted income (loss) per share		$(0.42)	$1.07	$(0.86)

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ACCURIDE CORPORATION

CONSOLIDATED ADJUSTED EBITDA

(UNAUDITED)

	Historical Results
	Combined	Successor	Predecessor
(In thousands)	Three Months Ended March 31, 2010	Period from February 26 to March 31, 2010	Period from January 1 to February 26, 2010	Three Months Ended March 31, 2009

Net income (loss)	$(2,226)	$(53,028)	$50,802	$(31,055)
Income tax expense (benefit)	(1,692)	(158)	(1,534)	990
Interest expense, net	61,590	54,094	7,496	18,692
Depreciation and amortization	11,677	4,145	7,532	12,353
Restructuring, severance and other charges(1)	(55,838)	3,254	(59,092)	3,121
Other items related to our credit agreement(2)	(130)	391	(521)	(637)
Adjusted EBITDA	$13,381	$8,698	$4,683	$3,464

Note:

(1)          For the three months ended March 31, 2010, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus (i) $59.3 million in benefits associated with reorganization items and (ii) $0.4 million in costs associated with restructuring initiatives and employee severance.  For the three months ended March 31, 2009, Adjusted EBITDA represents net income before net interest expense, income tax expense, depreciation and amortization, plus $3.1 million in costs associated costs associated with restructuring initiatives which $2.8 million affected gross profit and $0.3 million affected operating expenses.

(2)          Items related to our credit agreement refer to amounts utilized in the calculation of financial covenants in Accuride’s senior credit facility.  For the three months ended March 31, 2010, items related to our credit agreement consisted of foreign currency income and other net income of $0.1 million.  For the three months ended March 31, 2009, items related to our credit agreement consisted of foreign currency losses and other income or expenses of $1.6 million which was offset by a gain on warrant valuation of $2.3 million.

We define Adjusted EBITDA as our net income or loss before income tax expense or benefit, interest expense, net, depreciation and amortization, restructuring, severance, and other charges, impairment, and currency losses, net. Adjusted EBITDA has been included because we believe that it is useful for us and our investors to measure our ability to provide cash flows to meet debt service. Adjusted EBITDA should not be considered an alternative to net income (loss) or other traditional indicators of operating performance and cash flows determined in accordance with accounting principles generally accepted in the United States (“GAAP”).  We present the table of Adjusted EBITDA because covenants in the agreements governing our material indebtedness contain ratios based on this measure on a quarterly basis.  While Adjusted EBITDA is used as a measure of liquidity and the ability to meet debt service requirements, it is not necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculations

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ACCURIDE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

	Successor	Predecessor
(In thousands)	March 31, 2010	December 31, 2009

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$56,863	$56,521
Customer and other receivables	90,705	66,301
Inventories, net	61,368	50,742
Supplies, net	2,528	16,600
Other current assets	29,463	8,973
Total current assets	240,927	199,137
PROPERTY, PLANT AND EQUIPMENT, net	194,452	229,527
OTHER ASSETS:
Goodwill and other assets	451,488	243,006
TOTAL	$886,867	$671,670
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$53,544	$31,277
Debt	—	397,472
Other current liabilities	44,195	45,536
Total current liabilities	97,739	474,285
LONG-TERM DEBT	645,227	—
LIABILITIES SUBJECT TO COMPROMISE	—	302,114
OTHER LIABILITIES	147,533	123,537
STOCKHOLDERS’ DEFICIENCY:
Total stockholders’ deficiency	(3,632)	(228,266)
TOTAL	$886,867	$671,670

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